Consent of Independent Registered Public Accounting Firm

I consent to the inclusion in the Form 10 Registration Statement of the report dated July 25, 2016 relative to the financial statements of ATI Modular Technology Corp as of June 30, 2016 and 2015 and for each of the years in the two-year period ended June 30, 2016.

/s/Yichien Yeh, CPA
Yichien Yeh, CPA
Oakland Gardens, New York
September 30, 2016